UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 22, 2007
ALKERMES, INC.
(Exact Name of Registrant as Specified in its Charter)

PENNSYLVANIA (State or Other Jurisdiction of Incorporation)	1-14131 (Commission File Number)	23-2472830 (I.R.S. Employer Identification No.)

88 Sidney Street Cambridge, Massachusetts (Address of principal executive offices)	02139 (Zip Code)
Registrant’s telephone number, including area code: (617) 494-0171
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURE

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On May 22, 2007, the Board of Directors of Alkermes (the “Company”) approved the following promotions that are an extension of the Company’s planned succession strategy. Each of these individuals now report to David Broecker, the Company’s President and Chief Executive Officer.
Kathy Biberstein, Senior VP, General Counsel and Secretary, will have overall responsibility for all legal matters within the Company. In addition, Kathy serves as Chief Compliance Officer for the Company and Secretary to the Board of Directors.
Elliot Ehrich, Senior VP, Research and Development and Chief Medical Officer, will have overall responsibility for leading the Company’s research and development activities as well as Medical Affairs.
Jim Frates, Senior VP, Chief Financial Officer and Treasurer, will have overall responsibility for the Company’s finances, corporate communications and government relations activities.
Mike Landine, Senior VP Corporate Development, will have overall responsibility for the Company’s corporate and business development.
Gordon Pugh, Senior VP and Chief Operating Officer, will have overall responsibility for leading all areas related to the quality manufacture of products, management of our supply chains, and operation of our sites. In addition, Gordon will have responsibility for IT. Mr. Pugh, who is 49 years old, has served as the Company’s Vice President of Operations since 2002. There is no arrangement or understanding pursuant to which Mr. Pugh was selected as Chief Operating Officer and there are no family relationships between Mr. Pugh and the directors or executive officers of the Company. Since the beginning of the Company’s last fiscal year, Mr. Pugh has not had any transactions in which Alkermes was or is to be a participant in amounts greater than $120,000 and any related person had or will have a direct or indirect material interest, nor is there contemplation of any such transactions. Mr. Pugh’s employment agreement with the Company dated November 20, 2001 was filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q for the period ended September 30, 2006 which provided for initial cash and equity compensation, employee benefit eligibility and salary continuation in the case of termination of employment without cause.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALKERMES, INC.
Date: May 23, 2007	By:	/s/ James M. Frates
James M. Frates
Vice President, Chief Financial Officer and Treasurer